EXHIBIT 10.2


March 4, 2008

Mr. Fred Sturm
79 Daily Drive #119
Camarillo, CA 93010

Dear Fred:

      This letter confirms our agreement reached today that you will resign your positions as president, chief executive officer and a director of CalAmp Corp., a Delaware corporation (the "Company"), effective immediately to pursue other interests. Your signature below will constitute your resignation. In addition to being paid all salary earned and vacation accrued as of today, the Company will pay you separation pay of $207,500 in a lump sum payment and will continue your current salary payments on a monthly basis for 18 months through August 31, 2009 in accordance with
Section 6(d) of your Employment Agreement dated May 31, 2002 (the "Employment Agreement"). The Company will also pay your premiums for participation in the Company's group medical and dental insurance program for six months through August 31, 2008 and during that period you shall continue to be eligible to participate in the Company's Exec-U-Care supplemental medical reimbursement program. As provided in Section 6(d) of the Employment Agreement the continuation of the salary benefit is conditioned upon your compliance with the provisions of Sections 7 and 8 of the Employment Agreement.

      With respect to your equity awards under the Company's stock incentive plans, the Company has agreed to accelerate the vesting of the 60,000 shares of restricted stock which you hold under the plans. Vesting will be a taxable event that will result in your receiving a net amount of vested shares in accordance with the terms of your restricted stock agreement. All other options and equity awards under the plans shall be treated in accordance with the provisions of the plans applicable to a voluntary termination by an employee.

      The Company has also agreed to (i) reimburse you for up to $20,000 in documented expenses for the services of an outplacement consulting firm,
(ii) allow you to retain the Company personal computer at your home and your Company laptop computer, provided that you cooperate with the Company to have all company information and intellectual property removed from such computers, (iii) allow you to retain your Company cell phone, provided that you promptly transfer the monthly service charges from the Company to you and (iv) allow you for 30 days from the date you accept this letter agreement to use your Company email address for personal use, provided that you forward immediately to Rick Gold any emails that you receive that pertain to Company business and that you do not use your email account for any outbound communications that refer to or involve the Company. The Company acknowledges and agrees that you shall retain the benefit of any indemnification provisions in accordance with the terms thereof contained in the Company's certificate of incorporation or bylaws and in any agreement that you have with the Company.

      You agree that by agreeing to the terms set forth in this letter agreement and by paying you for all salary owed and vacation time accrued through the date you accept the terms hereof, the Company has fulfilled all of its obligations to you in connection with your separation from the Company. You also agree that (i) you will not make any disparaging comments to analysts, stockholders, the financial press or otherwise about the change in management or the operations or prospects of the Company and (ii) by your agreement and acceptance below you hereby waive notice of, and consent to the holding of, the meeting of the Board of Directors of the Company held at 4:30 PM on February 29, 2008 .

      Fred, thank you very much for your years of service to CalAmp. The Board of Directors wishes you the very best in your future endeavors.

                                    Very truly yours,

                                    /s/ Frank Perna
                                    Frank Perna
                                    On behalf of the Board of
                                    Directors of CalAmp Corp.


      Agreed to and accepted this 4th day of March 2008


                 /s/ Fred Sturm
               --------------------
                     FRED STURM